Exhibit 10.7

ON24, INC.

TENTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Tenth Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of the 12th day of April, 2019, by and among ON24, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Class A-1 Preferred Stock, Class A-2 Preferred Stock, and Class B Preferred Stock listed on Exhibit A hereto (the “Preferred Holders”), the investor in the Company’s Class B-1 Preferred Stock, Goldman Sachs & Co. LLC (the “Purchaser,” and together with the Preferred Holders, the “Investors”), William Bales, Joseph (Yosi) Amram and Sharat Sharan (collectively, the “Founders” and each, a “Founder”).

RECITALS

The Company and the Purchaser have entered into a Class B-1 Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company desires to sell to the Purchaser and the Purchaser desires to purchase from the Company shares of the Company’s Class B-1 Preferred Stock. A condition to the Purchaser’s obligations under the Purchase Agreement is that the Company, the Founders and the Preferred Holders enter into this Agreement in order to amend and restate the Ninth Amended and Restated Investors’ Rights Agreement, dated as of April 20, 2016, among the Company and the signatories thereto, as amended to date (the “Prior Agreement”) so as to provide (i) the Investors and Founders with certain rights to register shares of the Company’s Common Stock held by them or issuable upon conversion of the Company’s Class A-1 Preferred Stock, Class A-2 Preferred Stock, Class B Preferred Stock, and Class B-1 Preferred Stock, as applicable, held by them, (ii) the Investors with certain rights to receive or inspect information pertaining to the Company, (iii) certain Investors with a right of first offer with respect to certain issuances by the Company of its securities; and (iv) certain Investors with a right of first refusal on secondary sale of stock whereby the Company has elected not to repurchase shares of employees or consultants when so able. The Company, the Preferred Holders and the Founders each desire to induce the Purchaser to purchase shares of Class B-1 Preferred Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth herein.

AGREEMENT

The parties hereby agree as follows:

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Section 1:

(a) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(b) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act.

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(d) “Initiating Holders” shall mean Holders of Registrable Securities who in the aggregate hold not less than thirty three percent (33%) of the outstanding Registrable Securities.

(e) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(f) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 1.2, 1.3 and 1.10 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and disbursements of a single counsel for the Holders, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(g) The term “Registrable Securities” means:

(i) The shares of Common Stock (A) issuable or issued upon conversion of the Class A-1 Preferred Stock, Class A-2 Preferred Stock, Class B Preferred Stock and Class B-1 Preferred Stock held by the Investors, and (B) issuable or issued upon exercise of (y) warrants to purchase an aggregate of 37,219 shares of the Company’s Class A-1 Preferred Stock to ATEL Ventures Inc. (“ATEL”), and (z) warrants to purchase an aggregate of up to 128,573 shares of the Company’s Class A-1 Preferred Stock to Gold Hill Venture Lending 03, LP;

(ii) the shares of Common Stock issued to the Founders (the “Founders’ Stock”), provided, however, that for the purposes of Sections 1.2 and 1.10, the Founders’ Stock shall not be deemed Registrable Securities and none of the Founders shall be deemed Holders; and

(iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) and (ii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock and other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

(h) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are Registrable Securities and the number of shares of Registrable Securities that are shares of Common Stock issuable pursuant to then exercisable and/or convertible securities.

(i) “Restated Certificate” means the Company’s Tenth Amended and Restated Certificate of Incorporation, as amended from time to time.

(j) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

(k) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

1.2 Requested Registration. In case the Company shall receive (i) from Initiating Holders at any time or times not earlier than the earlier of (a) three (3) years after the date of this Agreement or (b) six (6) months after the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public (“IPO”), a written request that the Company effect any registration (other than a registration on Form S-3 or any related form of Registration Statement) with respect to at least twenty percent (20%) of all the Registrable Securities then outstanding (or any lesser percentage if the anticipated gross offering price, net of underwriting costs and commissions, would exceed $10,000,000), or (ii) from holders of a majority of the outstanding shares of Class B Preferred Stock (the “Class B Majority”) or holders of a majority of the outstanding shares of Class B-1 Preferred Stock (the “Class B-1 Majority”) at any time or times following the date that is six (6) months after the IPO, a written request that the Company effect any registration (other than a registration on Form S-3 or any related form of Registration Statement) with an anticipated gross offering price, net of underwriting costs and commissions, that would exceed $10,000,000, the Company will:

(a) promptly give written notice of the proposed registration to all other Holders; and

(b) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.2:

(i) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii) Within six (6) months immediately following the effective date of any registration statement pertaining to an underwritten public offering of securities of the Company for its own account (other than a registration relating solely to a Commission Rule 145 transaction or a registration relating solely to employee benefit plans or a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities); and

(iii) After the Company has effected an aggregate of two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective; provided, that this Section 1.2(b)(iii) shall not apply to requests made by the Class B Majority or the Class B-1 Majority until such time as the Company has effected an aggregate of two registrations requested by such Class B Majority or Class B-1 Majority pursuant to this Section 1.2 and such registrations have been declared or ordered effective.

Subject to the foregoing clauses (i) through (iii) and to Section 1.2(d), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request of the Initiating Holders, and in any event within ninety (90) days of such request; provided, however, that if the Company shall furnish to such Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed on or before the date filing would be required and it is therefore essential to defer the date of such filing, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however that the Company may not make such certification more than once in any 12 month period.

(c) Underwriting.

(i) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). The right of any Holder to registration pursuant to Section 1.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.

(ii) The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 1.2, if the underwriter (or the managing underwriter on behalf of the underwriters) determines that marketing factors require a limitation of the number of shares to be underwritten and so advises the Initiating Holders in writing, then the Initiating Holders shall so advise all Holders (except those Holders who have indicated to the Company their decision not to distribute any of their Registrable Securities through such underwriting) and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities owned by such Holders at the time of filing the registration statement; provided, however, that in no event shall the amount of Registrable Securities of the Holders included in the offering be reduced below fifty percent (50%) of the total amount of the securities included in such offering (such amount that is included to be allocated among the participating Holders pro rata based on the amount of Registrable Securities owned by such Holder). No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.

(iii) If any Holder disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter (or managing underwriter on behalf of all of the underwriters) and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 1.2(c).

(iv) If the underwriter (or managing underwriter on behalf of all of the underwriters) has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account in such registration if the underwriters so agree and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

(d) Delay of Registration. If at the time of any request to register Registrable Securities pursuant to this Section 1.2 the Company is engaged or has fixed plans to engage within sixty (60) days of the time of the request in a registered public offering as to which the Holders may include Registrable Securities pursuant to Sections 1.2 or 1.3, then the Company may at its option direct that such request be delayed for a period not in excess of one hundred eighty (180) days from the effective date of such offering, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and, provided further, that no other person or entity could require the Company to file a registration statement during such period. Such right to delay a request may be exercised by the Company not more than once in any two-year period.

(e) If, pursuant to the provisions of this Section 1.2, the Company attempts to register Registrable Securities and a majority in interest of the Holders that requested such registration subsequently withdraw from such offering and as a result, the offering of any Registrable Securities does not occur, then such withdrawal shall be deemed a requested registration for purposes of this Section 1.2 unless either (i) the withdrawal is due to material adverse information which was previously not known to the Holders or (ii) the Registration Expenses of the Company are fully reimbursed by the Holders.

1.3 Company Registration.

(a) If at any time or from time to time, the Company shall determine to register any of its Common Stock for its own account or for the account of stockholders (other than the Holders) exercising any demand registration rights which they may have, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction or any Rule adopted by the Commission in substitution thereof or in amendment thereto, or a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance therewith), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within fifteen (15) days after receipt of such written notice from the Company, by any Holder or Holders.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event the right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.3, if the underwriter (or managing underwriter on behalf of all of the underwriters) determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter (or managing underwriter on behalf of all of the underwriters) may exclude some or all Registrable Securities from such registration and underwriting; provided, however, that (i) all such Registrable Securities held by the Founders shall be excluded before any Registrable Securities held by any other Holder are excluded, (ii) in any such registered public offering other than the IPO, the Registrable Securities included in any such registration shall not be reduced to less than thirty percent (30%) of the total shares to be registered in such registered public offering, (iii) if such registered offering is the IPO, the Registrable Securities included in such registration may be reduced to zero. The Company shall so advise all Holders (except those Holders who have indicated to the Company their decision not to distribute any of their Registrable Securities through such underwriting), and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities owned by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities and/or other securities so withdrawn from such underwriting shall also be withdrawn from such registration.

1.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 1.2 or any registration under Section 1.3 or Section 1.10 shall be borne by the Company; and all Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered; provided, however, that if a request for registration pursuant to Section 1.2 is made at a time when the Company is unable to use year-end financial statements in the registration statement filed pursuant to such request and a special audit is required because of such inability, then the Company shall bear up to $15,000 of the costs and fees of the Company’s auditors resulting from such special audit, and any additional costs and fees in excess of $15,000 resulting from such special audit shall be allocable to the sellers, including the Company, of the securities so registered, borne pro rata on the basis of the number of shares registered.

1.5 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

(a) Keep such registration, qualification or compliance effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs;

(b) Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request;

(c) Use its best efforts and qualify the securities covered by such registration statement under such securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in such states or jurisdictions;

(d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter or underwriters of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

(e) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

1.6 Indemnification.

(a) The Company will indemnify each Holder, each of its officers and directors and partners, and such Holder’s legal counsel and independent accountants and each person controlling such Holder, with respect to whose Registrable Securities registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any amendment or supplement thereto and any related registration statement notification or the like, or any free writing prospectus used in connection with any offering, including but not limited to, any free writing prospectus used by the Company, the underwriters or the Holders) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, (ii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, or (iii) any information provided by the Company or at the instruction of the Company to any person or entity participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading, and will reimburse each such Holder, each of its officers, directors and partners, and such holder’s legal counsel and independent accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other similar document (including any amendment or supplement thereto, or any free writing prospectus used in connection with such offering, including but not limited to, any free writing prospectus used by the Company, the underwriters, the Holders), or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made or (ii) any information provided at the instruction of the Company to any person or entity participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document (including any amendment or supplement thereto and any related registration statement notification or the like, or any free writing prospectus used in connection with any offering, including but not limited to, any free writing prospectus used by the Company, the underwriters or the Holders) in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holders hereunder shall be limited to an amount equal to the net proceeds to each such Holder of Registrable Securities sold as contemplated herein. Notwithstanding the foregoing, in any case wherein such obligations are the result of willful misconduct or fraud on the part of a Holder, the obligations of such Holder hereunder shall not be limited to an amount equal to the total proceeds to such Holder of Registrable Securities sold as contemplated herein.

(c) Each party entitled to indemnification under this Section 1.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, provided, however that the Indemnifying Party shall bear the expense of such Indemnified Party if the Indemnified Party reasonably determines that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2 unless such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

1.7 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

1.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit a Holder to sell securities to the Company to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

(a) Use its best efforts to facilitate the sale of securities of the Company that are Registrable Securities to the public, without registration under the Securities Act, pursuant to Rule 144 under the Securities Act (“Rule 144”), provided that nothing contained in this Section 1.8 shall require the Company to file reports under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at any time prior to the Company’s being otherwise required to file such reports.

(b) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(c) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(d) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents so filed by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

1.9 “Market Stand-off” Agreement. Each Holder hereby agrees, if requested by the Company and the underwriter managing the offering of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder, without the prior consent of the Company or of such underwriter during any period requested by the Company and such underwriter (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act provided that:

(a) such agreement shall only apply to the IPO;

(b) all officers and directors of the Company and holders of more than 1% of the Company’s stock enter into similar agreements. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period; and

(c) the restrictions of any such agreement shall not be waived, released or otherwise modified for the benefit of any such Holder, unless similar restrictions of such agreement of each of the Holders are waived, released or modified to the same extent and with respect to a number of securities that bears the same proportion to the total number of securities of each of the Holders bound by any such agreement as the number of securities any such Holder affected by any such waiver, release or modification bears to the total number of such Holder’s securities bound by such similar agreement.

1.10 Form S-3. The Company shall use its best efforts to qualify and remain qualified to register securities pursuant to a registration statement on Form S-3 and to that end the Company shall register (whether or not required by law to do so) its Common Stock under the Exchange Act within ninety (90) days following the end of the fiscal year in which the Company first registered any securities of the Company on Form S-1. In addition, the Class B Majority and Class B-1 Majority shall have the right to require that the Company file registration statements, including a shelf registration statement, and if the Company is a well-known seasoned issuer (“WKSI”), an automatic shelf registration statement, on Form S-3 or any successor form under the Securities Act covering all or any part of their affiliates’ Registrable Securities. After the Company has qualified for the use of Form S-3, (a) the Holders of Registrable Securities shall have the right to request up to two (2) registrations on Form S-3 in each twelve month period thereafter under this Section 1.10 and (b) the Class B Majority and Class B-1 Majority shall have the right to request unlimited registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by such Holder or Holders), provided that the Company shall not be required to effect a registration pursuant to this Section 1.10 unless the Holder or Holders requesting registration propose to dispose of shares of Registrable Securities which they reasonably anticipate will have an aggregate disposition price (before deduction of underwriting discounts and expenses of sale) of at least $1,000,000.

1.11 The Company shall give notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section 1.10 and shall provide a reasonable opportunity for other Holders to participate in the registration. In the event a registration pursuant to this Section 1.10 shall be underwritten, the substantive provisions of Section 1.2(c) shall apply to such underwritten registration. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition, and in any event within ninety (90) days of such request; provided, however, that if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed on or before the date filing would be required and it is therefore essential to defer the date of such filing, the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Holders; provided, however that the Company may not make such certification more than once in any 12 month period. Notwithstanding the forgoing, to the extent that registration on Form S-3 is not available to a Holder that has requested registration under this Section 1.10, the Company shall use commercially reasonable efforts to effect such registration on Form S-1.

1.12 Transfer of Registration Rights. The rights to cause the Company to register securities granted Holders under Sections 1.2, 1.3 and 1.10 may be assigned or otherwise conveyed by any Holder to any recipient of twenty percent (20%) or more of the Registrable Securities initially purchased by the original Holder thereof (except that such rights may be transferred to a recipient of less than twenty percent (20%) of such Registrable Securities if (i) the transferring Holder is a partnership and the transferee is a partner of such partnership or a former partner of such partnership who leaves such partnership after the date hereof, or to the estate of any such partner or former partner, or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, (ii) the transferee is an affiliate of the Holder, or (iii) the Holder is a trust and the transferee is a beneficiary of such trust); provided, that the Company is given written notice by such transferee at the time of or within a reasonable time after said transfer, stating the name and address of said transferee and said transferee’s agreement to be bound by the provisions of Section 1 of this Agreement. Each Holder will cause any proposed transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 1.

1.13 Termination of Registration Rights. The rights granted to any Holder under this Section 1 shall terminate five (5) years from the date of the IPO and shall also terminate earlier (but in no event prior to one year after the date of the IPO) as to any Holder who could sell all shares of Common Stock in any 90 day period pursuant to Rule 144.

2. Additional Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each Holder (i) of at least ten percent (10%) of all Registrable Securities outstanding as of the date hereof (each, a “Major Investor”) or (ii) who holds at least 1,000,000 shares of Class A-1 Preferred Stock, Class A-2 Preferred Stock, Class B Preferred Stock and/or Class B-1 Preferred Stock or Common Stock issuable upon conversion thereof (each, a “Major Holder”):

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c) within thirty (30) days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail; and

(d) as soon as practicable, but in any event no later than the beginning of each fiscal year, a budget and business plan for such fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Right to Maintain Interest.

(a) Mechanics. Each time the Company proposes to offer after the date hereof any shares of any class of its capital stock, whether or not currently authorized, as well as any rights, options or warrants to purchase such capital stock, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such capital stock (“Shares”), the Company shall notify each Major Investor and Major Holder of such proposal and permit each such Major Investor and Major Holder to participate in such offering in order to maintain such Major Investor’s or Major Holder’s, as the case may be, percentage ownership interest in the Company in accordance with the following provisions:

(i) The Company shall deliver a notice (the “Notice”) to each Major Investor and Major Holder stating (A) its bona fide intention to offer such Shares; (B) the number of such Shares to be offered; and (C) the price and terms, if any, upon which it proposes to offer such Shares.

(ii) Within fifteen (15) days after delivery of the Notice, each Major Investor and Major Holder may submit to the Company an irrevocable commitment to purchase or obtain, within thirty-five (35) days after receipt of the Notice, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock then held by, or then issuable upon conversion of any Preferred Stock held by, such Major Investor or Major Holder bears to the total number of shares of Common Stock and Preferred Stock then outstanding. At the expiration of such fifteen (15) day period, the Company shall promptly notify each Major Investor and Major Holder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s or Major Holders’ failure to do likewise. During the ten (10) day period commencing after the

Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the Shares for which Major Investors and Major Holders were entitled to subscribe but that were not subscribed for by the Major Investors and Major Holders which is equal to the proportion that the Common Stock issued and held, or issuable upon conversion and/or exercise, as applicable, of Preferred Stock then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 2.3(a)(iii) shall occur within the later of sixty (60) days of the date that the Notice is given and the date of initial sale of Shares pursuant to Section 2.3(a)(iv).

(iii) The Company may, during the sixty (60) day period following the expiration of the thirty-five (35) day period provided in Section 2.3(a)(ii), offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not complete the sale of the Shares within such sixty (60) day period, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless the Major Investors and Major Holders are permitted to maintain their percentage ownership interest in the Company in such offering in accordance with this Section 2.3.

(b) Exclusions. The right to maintain interest in this Section 2.3 shall not be applicable to the issuance of any Excluded Shares (as defined in the Restated Certificate).

(c) Assignment of Right; Calculation of Investment. Each Investor to which this Section 2.3 applies shall be permitted to assign such Investor’s rights under this Section 2.3 to (i) affiliates, constituent partners or members of such Investor or any entity controlling, controlled by or under common control with such Investor, or (ii) if such Investor is a trust, to any beneficiary of such trust. In addition, for purposes of this Section 2.3, any Investor who is an affiliate, constituent partner or member of another Investor or controlling, controlled by or under common control with another Investor, may aggregate their purchases of Preferred Stock of the Company with such other Investor(s) for purposes of determining whether such Investor is a Major Holder.

2.4 Right of First Refusal on Secondary Offerings. In the event the Company elects not to exercise (a) its right of first refusal to repurchase shares of Common Stock issued to employees or consultants in connection with proposed sale of such shares or (b) its right to repurchase share of Common Stock from employees or consultants which are subject to vesting and have not so vested as of the date of termination of service to the Company, the Company shall give written notice to each Major Investor and Major Holder of the intention of the Company not to so exercise its repurchase right applicable to such Common Stock, and assign such right to such Major Investors and Major Holders (subject to the terms of any applicable agreement providing for the original sale of such Common Stock to the applicable employee or consultant), with such Major Investors and Major Holders being subject to the terms of any applicable agreement and timing and procedure thereunder; provided however, that the Company shall provide any such written notice in such a time and manner as to give the Major Holders and

Major Investors at least five (5) days following receipt of such notice to notify the employee or consultant of its intention to exercise such repurchase right. Such assignment shall be on a pro- rata basis for up to that portion of such Common Stock which equals the proportion that the number of shares of Registrable Securities held by the applicable Major Investor and Major Holder bears to the total number of shares of Registrable Securities held by all Major Investors and Major Holders. Notwithstanding the foregoing, the provisions of this Section 2.4 shall not apply to (i) any pledge of Common Stock made pursuant to a bona fide loan transaction that creates a mere security interest; (ii) any transfer to the ancestors, descendants, spouse or other member of the immediate family of an employee or consultant or to trusts for the benefit of such persons; or (iii) any bona fide gift, provided that, for purposes of subparagraphs (ii) and (iii), any such transferees must have agreed to be bound by the terms of this Agreement. Notwithstanding the foregoing, the provisions of this Section 2.4 shall not apply to the sale of any Common Stock to the public pursuant to a registration statement filed with, and declared effective by, the Commission under the Securities Act.

2.5 Stock Options. All shares of capital stock or options to acquire capital stock of the Company issued to any officer or employee of the Company or any subsidiary shall be subject to vesting over a four year period with vesting beginning on the first anniversary of the date of hire (subject to special hiring exceptions as approved by the Board of Directors) and shall be issued pursuant to agreements the form of which has been approved by the Board of Directors. In addition, all agreements providing for the issuance of unvested shares of Common Stock of the Company to employees and consultants of the Company shall allow for the assignment of the Company’s repurchase right to the Major Investors and Major Holders as provided in Section 2.4 hereof.

2.6 Termination of Covenants. The covenants set forth in Section 2.1 through Section 2.3 shall terminate as to each Major Investor and Major Holder and be of no further force or effect upon the earlier of (a) the effective date of a QPO or Deemed QPO (each as defined in the Restated Certificate); and (b) the closing of the sale, conveyance, or other disposition or encumbrance all or substantially all of the Company’s assets or business or the merger into or consolidation with any other entity (other than a wholly-owned subsidiary corporation) or any other transaction or class of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (other than a merger effected exclusively for the purpose of changing the domicile of the Company) and following which neither Purchaser nor its affiliates hold any shares of Class B Preferred Stock or Class B-1 Preferred Stock. The covenants set forth in Sections 2.4 and 2.5 shall terminate as to each Major Investor and Major Holder and be of no further force or effect upon a QPO or Deemed QPO (each as defined in the Restated Certificate).

2.7 Aggregation of Stock. For purposes of the share threshold used in determining which Investors are “Major Investors” and “Major Holders” under this Agreement, all shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth on the signature pages hereto or on Exhibit A hereto or as subsequently modified by written notice, and if to the Company, addressed to ON24, Inc., Attention: Sharat Sharan, 201 Third Street, 3rd Floor, San Francisco, CA 94103, with a copy to Silicon Counsel, LLP, 228 Hamilton Avenue, 3rd Floor, Palo Alto, California 94301 to the attention of David A. Hubb.

3.6 Prevailing Party. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the holders of a majority of the Registrable Securities then outstanding, not including the Founders’ Stock, (iii) a majority of the outstanding shares of the Class B Preferred Stock and the Class B-1 Preferred Stock, collectively; provided that if such amendment has the effect of affecting the Founders’ Stock (a) in a manner different than securities issued to the Investors and (b) in a manner adverse to the interests of the holders of the Founders’ Stock, then such amendment shall require the consent of the holder or holders of a majority of the Founders’ Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

3.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

3.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled. Pursuant to Section 3.8 of the Prior Agreement, the Company and the holders of a majority of the Registrable Securities, not including the Founders’ Stock, outstanding as of the date hereof, by their signatures to this Agreement, hereby agree to amend and restate the Prior Agreement such that the provisions of this Agreement shall amend and replace in their entirety the provisions of the Prior Agreement, whose provisions shall have no force and effect as the date hereof.

3.11 Waiver Regarding Past Issuances. The holders of a majority of the Registrable Securities outstanding as of the date hereof, by their signatures to this Agreement, hereby agree to waive, on behalf of all holders of Registrable Securities, any and all rights held by certain holders of Registrable Securities to maintain their percentage ownership interest in the Company pursuant to, and in the manner provided by, Section 2.3 of the Prior Agreement (or its predecessors) with respect to (a) any and all issuances prior to the date hereof of shares of Common Stock (i) issued or issuable to employees, consultants or directors of the Company directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Company and (ii) that have not exceeded the maximum shares authorized by the Board of Directors of the Company under any such stock option or restricted stock plan; and the sale and issuance of Class B-1 Preferred Stock pursuant to the Purchase Agreement.

[Signature Page Follows]

The parties have executed this Tenth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

ON24, Inc.

By:	/s/ Sharat Sharat

Sharat Sharan, President

Address:
50 Beale St., 8th Floor San Francisco, CA 94105
Facsimile: [***]

The parties have executed this Tenth Amended and Restated Investors’ Rights Agreement as of the date first above written.

PURCHASER:

Goldman Sachs & Co. LLC

By:	/s/ Hillel Moerman
Name: Hillel Moerman
Title: Managing Director

Address:
200 West Street
New York, New York 10282

The parties have executed this Tenth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

U.S. Venture Partners VII, L.P. 2180 Associates Fund VII, L.P.
USVP Entrepreneur Partners VII-A, L.P.
USVP Entrepreneur Partners VII-B, L.P.

By Presidio Management Group VII, L.L.C.
The General Partner of Each

By:	/s/ Irwin Federman
Name:	Irwin Federman
Title:	General Partner

The parties have executed this Tenth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Rho Ventures III Holdings LLC

By: Rho Capital Partners LLC, its Managing Member

By:	/s/ Habib Kairouz
Name:	Habib Kairouz
Title:	Managing Director

The parties have executed this Tenth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

/s/ Joseph Yosi Amram
Joseph (Yosi) Amram

Address:
[***]
[***]

The parties have executed this Tenth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

/s/ Sharat Sharan
Sharat Sharan

The parties have executed this Tenth Amended and Restated Investors’ Rights Agreement as of the date first above written.

FOUNDER:

/s/ Sharat Sharan
Sharat Sharan

Address:
50 Beale St., 8th Floor
San Francisco, CA 94105

The parties have executed this Tenth Amended and Restated Investors’ Rights Agreement as of the date first above written.

FOUNDER:

/s/ Joseph Yosi Amram
Yoseph (Yosi) Amram

Address:
[***]
[***]